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INTRENET, INC.
STATEMENT RE: COMPUTATION
OF PER SHARE EARNINGS



                                               Three Months Ended June 30,     Six Months Ended June 30,
                                                     1997           1996            1997           1996
Weighted average shares outstanding
  during period                                   13,450,303     13,227,338      13,444,088     13,221,481

Assumed exercise of options and warrants             228,456        165,148         185,906        184,479

Shares assumed for fully diluted earnings
  per share                                       13,678,759     13,392,486      13,629,994     13,405,960


Earnings for the period:
    ($ in Thousands)

    Net earnings                               $         714  $         155   $         462  $      (1,319)



Earnings per common and common
      equivalent share:

      Primary:                                 $        0.05  $        0.01   $        0.03  $       (0.10)


      Fully diluted:                           $     N/A      $     N/A       $     N/A      $     N/A



















                                                                                               Exhibit 11
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